Exhibit 99.1

For Immediate Release Contact: Marc Cannon (954) 769-3146

cannonm@autonation.com

AutoNation Successfully Completes $600 Million Five-Year Unsecured Credit Facility

FORT LAUDERDALE, Fla. (July 14, 2005) -— AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced that it has closed on a new $600 million five-year unsecured credit facility with investment grade terms. The new facility replaces a $300 million, five-year credit facility that was set to expire on August 9, 2006 and a $200 million 364-day credit facility that was set to expire on August 5, 2005. The new credit facility will be used for general corporate purposes.

Commenting on the new credit facility, Craig Monaghan, chief financial officer, said, “The terms of the new facility demonstrate the significant progress AutoNation has made over the past five years and the confidence that our lenders have in our future business plans. We recently became the first public auto retailer to achieve investment grade status and view this new credit facility as further validation of our business model and financial discipline.” Monaghan also said, “The new credit spreads are more than 100 basis points less than the credit spreads under the five-year credit facility that we are replacing. We expect to take advantage of additional opportunities to improve our credit spreads and optimize our capital structure as we move forward.”

The Administrative Agent for the credit facility is JPMorgan Chase Bank, N. A. and the Syndication Agent is Bank of America, N. A. A total of 13 lenders are committed to the new credit facility.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. In 2004 AutoNation was named America’s Most Admired Automotive Retailer for the 4th year in a row. AutoNation has approximately 27,000 full-time employees and owns and operates 352 new vehicle franchises in 17 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.

FORWARD-LOOKING STATEMENTS

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements.